Exhibit 10.8

DATED 9 May 2006

TRANSACTION NETWORK SERVICES (UK) LIMITED

- and -

RAYMOND LOW

SERVICE AGREEMENT

SALANS

Millennium Bridge House

2 Lambeth Hill

London  EC4V 4AJ

Tel:  020 7429 6000

Fax:  020 7429 6001

Ref: BIM/PJM/0109644.5

::odma\pcdocs\london\286767\6

THIS AGREEMENT is made on the 9th day of May 2006

BETWEEN:

(1)                                  TRANSACTION NETWORK SERVICES (UK) LIMITED (registered in England and Wales with number 2952557) whose registered office is at Sheffield Airport Business Park, Europa Link, Sheffield, S9 1XU  (the “Company”); and

(2)                                 RAYMOND LOW of Huthwaite Bank Farm, Old Mill Lane, Thurgoland, Sheffield, S35 7EG (the “Executive”).

IT IS AGREED as follows:

1                                          Definitions and Interpretation

1.1                                 In this Agreement and the Schedule:

“AIP” means TNS’ Annual Incentive Plan in place from time to time.

“Appointment” means the appointment of the Executive and his employment under this Agreement;

“Benefits” means all the benefits provided to the Executive under this Agreement as set out in Clause 7, and any other contractual benefit to which he is entitled during the Appointment. For the avoidance of doubt, the term “Benefits” does not include Share Schemes;

“Board” means the directors of the Company present at a duly convened and quorate meeting of the directors or of a committee of the directors duly appointed for the purpose in question;

“ERA” means the Employment Rights Act 1996 (as amended)

“Group” means the Company and the Group Companies from time to time and each or any of them;

“Group Company” means any parent undertaking of the Company and any subsidiary undertaking of the Company or any such parent undertaking and any other undertaking which is a company having an ordinary share capital (as defined in Section 832 of the Income and Corporation Taxes Act 1988) of which not less than 20% is owned directly or indirectly by the Company or any parent undertaking of the Company or any subsidiary undertaking of the Company or any such parent undertaking, applying the provisions of Section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership. For the avoidance of doubt this definition of Group Company includes TNS and the Parent;

“Intellectual Property” means letters patent, trade marks (whether registered or unregistered), designs, utility models, copyright (including design copyright), applications for any of the foregoing, and the right to apply for them in any part of the world, discoveries, creations, inventions or improvements upon or additions to any invention, confidential information, know-how, technical specifications, data, concepts, ideas, techniques, innovations, developments, methods, processes, programs, analyses, drawings, reports, memoranda, marketing plans and any research effort relating to any of the above-mentioned, moral rights and similar rights in any country;

“LTIP” means the Parent’s Long-Term Incentive Plan in place from time to time;

“Parent” means TNS, Inc., a Delaware corporation;

“Recognised Investment Exchange” means an investment exchange recognised by the Financial Services Authority pursuant to the Financial Services and Markets Act 2000;

“Sensitive Data” means personal data consisting of information as to racial or ethnic origin, political opinions, religious beliefs or other beliefs of a similar nature, membership of a trade union (within the meaning of the Trade Union and Labour Relations (Consolidation) Act 1992); physical or mental health or condition; sexual life; the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any court in such proceedings;

“Share Scheme” means the AIP, the LTIP and any other share option or share incentive scheme which may be established from time to time by the Group;

“Termination Date” means the date upon which the Appointment terminates for any reason (whether lawfully or otherwise);

“TNS” means Transaction Network Services, Inc., a Delaware corporation;

“Undertaking”, “parent undertaking” and “subsidiary undertaking” respectively shall have the meanings given to those terms under Sections 258 and 259 of the Companies Act 1985; and

“Working Day” means a day other than a Saturday, Sunday or bank or other public holiday in England.

1.2                                 References in this Agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

1.3                                 References in this Agreement to a statutory provision include any statutory modification or re-enactment of it for the time being in force.

1.4                                 Words in this Agreement denoting the singular shall include the plural and vice versa and the masculine gender shall include the feminine and neuter and vice versa.

1.5                                 Sub-Clauses 1.1 to 1.4 apply unless the contrary intention appears.

1.6                                 The headings in this Agreement do not affect its interpretation.

1.7                                 Where appropriate, references to the Executive include his personal representatives.

1.8                                 Reference in this Agreement to any Clause, Sub-Clause or Schedule is to a clause or sub-clause of or schedule to this Agreement.

1.9                                 References to the Company or any Group Company include its successors in business if the succession occurred or occurs after the Termination Date.

1.10                           Schedule One shall have effect for the purpose of providing the Executive with additional information required by the Employment Rights Act 1996.

2                                          APPOINTMENT AND DURATION

2.1                                 The Company will employ the Executive and the Executive will serve the Company as President, International Services Division and the Executive shall hold office as a director of the Company for the period and on the terms and conditions set out in this Agreement.

2.2                                 The Appointment commenced on 1 January 2006 and will continue unless and until terminated by either party giving to the other not less than 6 months’ notice in writing.

2.3                                 Notwithstanding Clause 2.2, the Appointment will automatically terminate on the day on which the Executive attains the age of 65.

2.4                                 For the purposes of the ERA, the Executive’s period of continuous employment began on 21 January 1994.

2.5                                 The Company may at any time terminate the Appointment lawfully with immediate effect (whether or not any notice has been given under Clause 2.2) by paying to the Executive a sum equivalent to the Base Salary and the value of the Benefits in respect of that part of the notice in Clause 2.2 which the Company has not given to the Executive, less any appropriate tax and other statutory deductions (“the PILON”). The PILON shall be paid in 6 equal monthly instalments, the first instalment becoming payable one calendar month after the Termination Date.

2.6                                 In the event that the Executive breaches all or any of his obligations under Clause 15 hereunder, such instalments of the PILON as have already been paid to the Executive and which relate to the period in which the Executive is so in breach, shall immediately become repayable by the Executive to the Company and the Company shall not be obliged to make any further payments to the Executive under Clause 2.5. For the avoidance of doubt, the provisions of this Clause 2.6 shall be without prejudice to the right of the Company and/or any Group Company to apply to the High Court of Justice in England or to any other appropriate Court or Tribunal for an injunction or other appropriate interim or final relief in respect of any breach by the Executive of Clause 15 or any other term of this Agreement.

2.7                                 If the Executive is paid a PILON he will not be entitled to any payment in respect of holiday which he would otherwise have accrued during the notice period under Clause 2.2.

2.8                                 At any time after notice has been given by either party under Clause 2.2, the Company shall have the right to require the Executive:

2.8.1                          to stay away from any or all premises of the Group; and/or

2.8.2                          to undertake no work or undertake different duties; and/or

2.8.3                          not to have any business contact with all or any of the Group’s directors, agents, bankers, advisers, employees, customers, clients, distributors, licensees and suppliers,

(“Garden Leave”) PROVIDED THAT the Executive shall be entitled to receive the Base Salary and value of the Benefits during Garden Leave. At all times during Garden Leave, the Executive shall continue to be bound by the same obligations as were owed to the Company prior to the commencement of Garden Leave.

3                                          EXECUTIVE’S DUTIES

3.1                                 During the Appointment the Executive shall:

3.1.1                          use his best endeavours at all times to promote and protect the interests of the Company.

3.1.2                        diligently and faithfully perform such duties and exercise such powers as may from time to time be assigned to or vested in him in relation to his position within the Company by the Board.

3.1.3                        comply with all lawful instructions of the Board. If the Board so decides the Executive shall accept office in or perform duties for any Group Company in addition to those duties that he is required to perform for the Company.

3.1.4                        unless on holiday or prevented by ill-health or accident devote the whole of his time during normal business hours to the duties of the Appointment and such additional time as is necessary for the proper fulfilment of those duties.

4                                          HOURS OF WORK

4.1                                 The Employee shall work such hours as are reasonably necessary for the full and proper performance of his duties under this Agreement. There are no normal hours of work.

4.2                                 The Executive may be required on some occasions to work for more than 48 hours a week and by entering into this Agreement he accepts that the 48 hour limit on the working week stipulated in the Working Time Regulations 1998 will not apply to him. The Executive must give three months’ written notice to the Company if he wishes to change this.

5                                          PLACE OF WORK

5.1                                 Subject to reasonable business travel requirements, the Executive shall generally perform his duties from the Company’s head office, which at the date of this Agreement is located at Sheffield Airport Business Park, Europa Link, Sheffield, S9 1XU. The Company reserves the right from time to time to require the Executive to change his normal place of work to such other place or places, within a 30 mile radius of Sheffield (“the Sheffield Area”) as it may reasonable decide. The Company shall not, without his prior written consent, require the Executive to base himself permanently outside the Sheffield Area.

5.2                                 The Executive will undertake such travel as may be necessary for the proper performance of his duties.

6                                          SALARY AND BONUSES

6.1                                 The Company will pay to the Executive the sum of £208,372.50 (“Base Salary”) per annum subject to the appropriate deductions for income tax, employee’s national insurance contributions and such other deductions as may be required by law from time to time. The Base Salary will accrue from day to day during the continuance of the Appointment, shall be payable by equal monthly instalments in arrears and is inclusive of any fees receivable by the Executive as a director of any Group Company.

6.2                                 The Base Salary shall be subject to an annual review by the remuneration committee of the Board (the “Committee”) with effect from and including 1 January 2007. The Committee shall not be obliged to make or recommend any increase and the award of an increase shall not guarantee or imply or create any expectation of any subsequent increase. The Company shall not reduce the Executive’s salary without his prior written consent.

6.3                                 The Executive shall be eligible to participate in the AIP, in accordance with its terms as may be determined and amended by the board of directors of TNS (“the TNS Board”) from time to time. The Executive’s target annual award opportunity under the AIP shall be 50% of the Base Salary (“the AIP Annual Target”) and shall be subject, in accordance with the terms of the AIP, to an annual cap equal to 2 times the AIP Annual Target. Actual awards will be determined by the TNS Board in its absolute discretion and will be based on the achievement of specified performance objectives as determined by the TNS Board in its absolute discretion. Any award made to the Executive under the AIP shall not guarantee or imply or create any expectation of any subsequent award or amount of award. The Executive’s participation in the AIP may be withdrawn at any time, as the Executive has no contractual entitlement to it. To qualify for the payment of any award under the AIP, the Executive must be in the Company’s employment and not under notice (whether given by the Company or by the Executive) or suspension at the time that such an award is payable.

6.4                                 The Executive shall be eligible to participate in the LTIP, in accordance with its terms as may be determined and amended by the board of directors of the Parent (“the Parent Board”) from time to time. The Executive’s target annual award opportunity under the LTIP shall be 170% of the Base Salary (“the LTIP Annual Target”) and shall be subject, in accordance with the terms of the LTIP, to an annual cap equal to 2 times the LTIP Annual Target. Actual awards will be comprised of a combination of long-term incentive vehicles, as determined by the Parent Board in its absolute discretion. Any award made to the Executive under the LTIP shall not guarantee or imply or create any expectation of any subsequent award or amount of award. The Executive’s participation in the LTIP may be withdrawn at any time, as the Executive has no contractual entitlement to it. To qualify for the payment of any award under the LTIP, the Executive must be in the Company’s employment and not under notice (whether given by the Company or by the Executive) or suspension at the time that such an award is payable.

6.5                                 The Executive shall be entitled to reimbursement of all reasonable and necessary business-related expenses he incurs in performing his duties, in accordance with and to the extent permitted by the Company’s policies in effect from time to time.

7                                          BENEFITS

7.1                                 During the Appointment, the Company shall make an annual contribution of 13% of Base Salary (by equal monthly instalments) to such personal pension plan of the Executive as he shall nominate (subject to any maximum imposed by HM Revenue & Customs) (“the Contribution”). The Executive shall be solely responsible for the administration and costs of any such pension plan. The Contribution shall be subject to an annual review by the Committee with effect from and including 1 January 2007. The Committee shall not be obliged to make or recommend any increase and the award of an increase shall not guarantee or imply or create any expectation of any subsequent increase. Save as may be required by law, the Company shall not reduce the Contribution without the Executive’s prior written consent.

7.2                                 During the Appointment the Company shall, provided and for so long as such cover is available on reasonable terms, pay:-

7.2.1                        the cost of membership for the Executive and his spouse or partner and dependent children of the Executive under the age of 24 of private medical, vision and dental insurance schemes; and

7.2.2                        the premiums necessary to provide the Executive with permanent health insurance by an insurance company chosen by the Company during the continuance of the Appointment; and

7.2.3                        the cost of providing the Executive with life assurance cover whereby the sum assured is equal to four times the amount of the Base Salary at the time of his death or, if less, four times the permitted maximum as specified from time to time for the purposes of section 590C of the Income and Corporation Taxes Act 1988.

7.3                                 In relation to the insured benefits referred to in Clause 7.2 the obligations of the Company are limited to paying the costs or premiums as provided and to operating the relevant scheme in accordance with the terms and conditions of any policy, rules or other contract constituting the scheme. The Company does not guarantee the Executive payment of benefits under any such scheme nor will it reimburse the Executive if the relevant scheme does not make any payment to the Executive nor will it indemnify or compensate the Executive in respect of any loss, which the Executive may incur in relation thereto.

7.4                                 The Executive shall be entitled to a car allowance of £850 per month subject to such deductions as may be required by law.

7.5                                 The Company will pay for the Executive to have an annual health check.

7.6                                 In respect of business travel, the Executive shall be entitled:

7.6.1                      to travel by air on business class at all times save when the Executive is required to fly for more than 14 hours in which case he shall be entitled to travel First Class;

7.6.2        to travel by first class rail within the United Kingdom; and

7.6.3        to maintain membership for access to two airline hospitality lounges.

7.7                                 The Company shall provide and bear the costs of one mobile telephone and one mobile e-mail device for the Executive’s use in connection with the Group’s business. The mobile telephone and mobile e-mail device will remain the property of the Company and must be returned on the termination of the Appointment for whatever reason.

7.8                                 In addition to any other benefits specifically set out herein, the Executive shall also be eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs, and as such benefits may be amended or terminated from time to time by the Company.

7.9                                 The Executive will be entitled to reimbursement of:

7.9.1        the monthly membership fees;

7.9.2        any periodic assessments; and

7.9.3                        any initiation fees (provided that the said initiation fees shall be approved by the Board and the Executive shall not be entitled to this benefit to the extent provided by the Company to the Executive at any time prior to the execution of this Agreement)

associated with maintaining membership at one private club (golf or other) and family membership of one gym.

7.10                           The Company reserves the right to terminate its participation in any of the schemes relating to the Benefits, or to substitute other schemes or alter the benefits available to the Executive.

8                                          MEDICAL AND SICKNESS

8.1                                 The Company may at any time require the Executive to be examined by a registered medical practitioner nominated by the Company at the Company’s sole expense and the Executive shall submit to such examination. The Executive consents to the medical practitioner disclosing the results of the examination to the Company to the extent that such results (in the reasonable opinion of the medical practitioner) are relevant in any way to the Executive’s performance of his duties under this Agreement and the Executive will provide the Company with such formal consents as may be necessary for this purpose.

8.2                                 The Executive will be paid in full during any period or periods of absence from work due to sickness or injury not exceeding in aggregate 130 Working Days in any period of 12 months and thereafter such remuneration, if any, as the Board shall in its sole discretion determine provided that such remuneration shall never be less than the proceeds received by the Company in respect of the Executive under any permanent health insurance scheme or policy referred to under Clause 7.2.2 (after paying pension contributions if applicable). If entitlement to be paid in full pursuant to this Clause has, by reason the period of absence from work, ceased the Executive shall not again become entitled to payment whilst absent by reason of sickness or injury (other than in accordance with any permanent health insurance scheme or policy referred to under Clause 7.2.2) until the Executive has returned to a work for a continuous period of not less than three months.  For the avoidance of doubt, the Executive shall not be entitled to payment by the Company in addition to any benefits he receives under any permanent health insurance policy referred to in Clause 7.2.2.

8.3                                 The Executive’s salary during any period of absence due to sickness or injury will be inclusive of any statutory sick pay to which he may be entitled and the Company may deduct from his salary the amount of any social security benefits he may be entitled to receive.

8.4                                 Payment under this Clause is conditional on the Executive complying with the Company’s rules from time to time in force on notification and evidence of absence.

9                                          HOLIDAYS

9.1                                 In addition to public holidays, the Executive is entitled to 25 Working Days paid holiday in each complete calendar year at times agreed with the Board. Only 5 days of accrued holiday entitlement for one calendar year may be carried over and taken in the next holiday year unless otherwise agreed by the Board. Failure to take accrued holiday at the appropriate time will lead to forfeiture without any entitlement to payment in lieu of it.

9.2                                 The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of the Appointment (whether given by the Company or the Executive) or to make a payment in lieu of that outstanding holiday.

9.3                                 The entitlement to holiday (and on termination of the Appointment to holiday pay in lieu of holiday) accrues at the rate of 2.08 days per complete calendar month worked. If the Executive has on termination of the Appointment exceeded, in the calendar year in which the Appointment terminates, his entitlement to paid holiday any sum overpaid shall be treated as a debt due to the Company and the Company shall be entitled to deduct such sum from amounts otherwise due to the Executive.

10                                    CODES OF CONDUCT

The Executive shall comply with all applicable codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of any relevant regulatory body. The Executive consents to the Company disclosing such information relating to the terms of employment of the Executive or any benefits provided to him as may be required to be disclosed by law or by any regulatory body or as it may be recommended to disclose by any applicable code of conduct or practice relating to corporate governance.

11                                    CONFIDENTIAL INFORMATION

11.1                           The Executive shall not during the Appointment (except in the proper performance of his duties or with the express written consent of the Board) nor at any time (without limit) after the termination of the Appointment (howsoever occurring), directly or indirectly:

11.1.1     use for his own purposes or those of any other person, firm or corporation; or

11.1.2                disclose to any person, firm or corporation; any trade secrets or confidential information relating to, in the possession of or belonging to the Company and/or any Group Company including but not limited to any such information relating to customers, suppliers, licensees, customer or supplier or licensee lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, software, codes and programs, employees, workers or officers, financial information and plans, designs, formulae, product lines, research activities, any document marked “confidential” or “secret” or any information which the Executive has been told is confidential or secret or which might reasonably be expected to be regarded as confidential or secret by the Group or any information which has (to the Executive’s knowledge) been given to the Group in confidence by customers, suppliers, licensees or any other person.

11.2                           The Executive shall not make or copy any record relating to the business of the Company and/or any Group Company, otherwise than for the purpose of performing his duties under this Agreement.

11.3                           During the Appointment, the Executive will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the Group’s premises any unpublished documents or any property belonging to a former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.

11.4                           The Executive will use in the performance of his duties only information which is:

11.4.1                  common knowledge in the industry or is otherwise legally in the public domain;

11.4.2                  otherwise provided or developed by the Group; or

11.4.3                  in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person.

11.5                           The obligations contained in this Clause shall cease to apply to any trade secret or confidential information which may (otherwise than through default of the Executive or through any other unauthorised disclosure) become available to the public generally.

11.6                           This Clause does not apply to secret or confidential information which the Executive is ordered to disclose by a court of competent jurisdiction or which the Executive is by law entitled to disclose notwithstanding the terms of Clauses 11.1 and/or 11.3.

11.7                           The Executive acknowledges that all books, notes, memoranda, records, lists of customers, licensees, suppliers and/or employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Group (and any copies thereof):

11.7.1                  shall be and remain the property of the Company or the relevant Group Company; and

11.7.2                  shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Appointment and, on request by the Board, the Executive shall certify that all such property has been handed over.

12                                    RESTRICTIONS DURING APPOINTMENT

12.1                           During the Appointment, the Executive shall not hold or accept any appointment to any office or employment in relation to any body, whether corporate or not (other than a Group Company) or directly or indirectly be engaged, concerned or interested in any other business except:

12.1.1                  as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed on or dealt in on a Recognised Investment Exchange provided that the Executive together with his spouse and children neither hold nor are beneficially interested in aggregate in more than 3% of the securities of that class; or

12.1.2                  with the consent in writing of the Board which may be given subject to any terms which the Board requires.

13                                    TERMINATION OF APPOINTMENT

13.1                           Notwithstanding any other provisions of this Agreement, the Company may terminate the Appointment summarily by serving written notice, and the Executive shall not be entitled to any further payment from the Company (except such sums as shall have accrued at the date of service of such notice), if the Executive:

13.1.1                  is guilty of any serious or (after having received a written warning from the Board) repeated breach of his obligations under this Agreement; or

13.1.2                  is guilty of (i) serious misconduct, (ii) serious negligence or (iii) any other conduct which materially harms or in the reasonable opinion of the Board is likely materially to harm the interests of the Group; or

13.1.3                  is convicted of an offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

13.1.4                  becomes bankrupt or makes any arrangement or composition with his creditors; or

13.1.5                  is disqualified from being a director of any company by reason of an order made by any competent court,

provided always that where any such breach by the Executive is clearly capable of remedy, the Company shall not terminate the Appointment pursuant to this Clause unless and until it has given to the Executive at least 28 days’ written notice of the breach requiring him to remedy the same and he has failed to do so.

13.2                           The Company may suspend the Executive from his employment on full pay at any time for a reasonable period in order to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings.

13.3                           If the Executive is prevented by ill-health, injury or other incapacity from performing his duties under this Agreement and he has been so incapacitated for a period or periods aggregating 130 Working Days in the preceding 12 months the Company may terminate the Appointment by not less than three months’ prior written notice to that effect given at any time while the Executive is so incapacitated provided that the Company may withdraw any such notice if during the currency of the notice the Executive returns to full-time duties and provides a medical practitioner’s certificate to the effect that he is fit to work and that no recurrence of his incapacity can reasonably be anticipated within the following 12 months.

13.4                           On the termination of the Appointment for any reason (whether lawfully or otherwise) or upon the Company having exercised its rights under Clause 2.8, the Executive shall:

13.4.1                  at the request of the Company resign all directorships and other offices held by him in the Group (without prejudice to the rights of any party arising out of this Agreement or the termination of the Appointment) and from all other appointments or offices which he may hold as nominee or representative of the Group and relinquish all and any authorities and powers of signature and all similar rights and powers (including in particular but without limitation any authorities, rights and/or powers of signature over or in respect of any bank, deposit or similar account operated by or in the name of the Company and/or any Group Company) which he may hold for or on behalf of the Company and/or any Group Company and should the Executive fail to sign any deed or document or do any act or thing required of him to comply with this Sub-Clause 13.4.1 the Company is irrevocably authorised to appoint some person in his name or on his behalf to sign any deed or document and do any act or thing necessary or requisite to give effect thereto; and

13.4.2                  immediately deliver to the Company all property in his possession or custody or under his control belonging to the Group including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of the Group.

13.5                           With effect from the Termination Date, all the rights and obligations of the parties under this Agreement will cease except for those which are expressed to continue after the Appointment terminates and except in relation to any breach of any provision of this Agreement on or before that date. Termination of the Appointment will not prejudice any accrued rights of the

Company or the Executive.

13.6                           The Company will continue to pay the Executive his Base Salary and, subject to Clause 13.9, provide him with the Benefits on a month by month basis during any part of the Restricted Period in which the Executive is not otherwise being paid pursuant to Clause 2.5 PROVIDED THAT the Executive abides by his obligations under Clause 15 and PROVIDED THAT the Executive enters into a settlement agreement in substantially equivalent terms to those set out at Schedule Two,

13.7                           In the event that the Company terminates the Appointment without cause (i.e. without a reason or reasons entitling it to terminate the Appointment immediately pursuant to Clause 13.1 or 13.14) or where the Executive terminates the Appointment for Good Reason, then PROVIDED THAT the Executive enters into a settlement agreement in substantially equivalent terms to those set out at Schedule Two, the Executive may elect at the end of the Restricted Period on a month by month basis up to and including the End Date, to continue to be bound by the restrictions set out in Clause 15 in consideration of which election, the Company will continue to pay to the Executive his Base Salary and, subject to Clause 13.9,  provide him with the Benefits on a month by month basis for the same period in which the Executive continues to so elect.

13.8                           The Company may, at its sole discretion, decide to offer the Executive the opportunity to continue the arrangement set out in Clause 13.7 for a further period of 12 months after the End Date.

13.9                           Where the provisions of any of Clauses 13.6 and 13.7 apply and in the event that the plans relating to the Benefits do not permit continued participation by the Executive after the Termination Date, the Executive will instead be entitled to a lump sum payment from the Company (less such deductions as may be required by law) equivalent to the cost to the Executive of purchasing and continuing all such Benefit programs SUBJECT TO the production by the Executive to the Company of satisfactory documentary evidence of such cost.

13.10                     In the event that the Executive breaches any of the restrictions under Clause 15 during the Restricted Period or at any time during which he has elected pursuant to Clause 13.7 to continue to be bound by the restrictions set out in Clause 15, such payments as have been made by the Company pursuant to Clauses 13.6 and/or 13.7 and which relate to the period in which the Executive is so in breach, shall immediately become repayable by the Executive to the Company and the Company shall not be obliged to make any further payment under Clauses 13.6 and/or 13.7. For the avoidance of doubt, the provisions of this Clause 13.10 shall be without prejudice to the right of the Company and/or any Group Company to apply to the High Court of Justice in England or to any other appropriate Court or Tribunal for an injunction or other appropriate interim or final relief in respect of any breach by the Executive of this Clause 13, Clause 15 or any other term of this Agreement.

13.11                     In the event that the Company is found by a court of competent jurisdiction to be in breach any of its obligations under this Clause 13 or any other provision of this Agreement, the Company will indemnify the Executive for all reasonable legal costs incurred by him in order to obtain any remedy for such a breach.

13.12                        For the avoidance of doubt and subject to Clause 13.8, the aggregate value of the sums paid to the Executive pursuant to Clause 2 and this Clause 13 (with the exception of Clause 13.11) shall not exceed 200% of the value of the Executive’s Base Salary and entitlement to Benefits as at the Termination Date.

13.13                        In this Clause 13:

“End Date” means the last day of the two-year period immediately following the Termination Date.

“Good Reason” means where (i) the Executive is assigned duties substantially inconsistent with his responsibilities set out in Clause 3.1 or a substantial adverse alteration is made to the nature or status of such responsibilities; (ii) the Executive is demoted; (iii) the Company reduces the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time; (iv) in breach of this Agreement, the Company materially reduces the aggregate value to the Executive of the Benefits, other than in connection with a reduction in benefits generally to senior executives of the Group; or (v) the Company requires the Executive to change his normal place of work to a place outside England and Wales

“Restricted Period” means the relevant period during which the Executive is restricted in each of the provisions of Clause 15.

13.14                   The Executive’s employment shall terminate upon his death in which event the Company shall have no further obligation to the Executive or his estate other than the payment of accrued but unpaid Base Salary, pro-rated awards under the AIP and LTIP (calculated and paid when such awards are paid to other employees generally), accrued holiday pay and Benefits as at the date of termination, unless otherwise required by law or by the rules of any applicable scheme.

14                                    TERMINATION OF DIRECTORSHIP

14.1                           The Appointment shall terminate automatically if the Executive ceases to be a director of the Company and in that event the Executive shall have no claim for damages against the Company unless he shall so cease:

14.1.1                  by reason of his not being re-elected as a director of the Company at the annual general meeting of the Company held next after the Commencement Date; or

14.1.2                  by reason of his not being re-elected as a director of the Company at any annual general meeting of the Company at which he is to retire by rotation; or

14.1.3                  by virtue of a resolution passed by members of the Company in general meeting to remove him as a director; and,

in any such case, at the time of such failure to re-elect or of such removal the Company shall not be otherwise entitled to terminate the Appointment without notice under this Agreement.

15                                    PROTECTIVE COVENANTS

15.1                           The Executive understands and acknowledges that his very senior position with the Company and the Group gives him:

15.1.1                  access to and the benefit of trade secrets and confidential information which is vital to the continued success of the Company and the Group; and/or

15.1.2                  influence over and connection with the Company’s customers, clients, suppliers, licensees, distributors, agents, employees and directors and those of the Group with whom the Executive has dealings or contact.

15.2                           The Executive acknowledges and confirms that he agrees, having had the opportunity to take legal advice thereon, that the provisions appearing in Clauses 15.4 to 15.6 are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and the Group.

15.3                           Each of the restrictions in this Clause 15 shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.  In the event that any restriction contained in Clauses 15.4 to 15.6 shall be found to be void, but would be valid if some part of the relevant provision were deleted, the relevant provision shall apply with such modifications as may be necessary to make it valid and effective.

15.4                           The Executive covenants with the Company that he will not without the prior written consent of the Board for a period of 6 months immediately after the Termination Date be concerned in any Relevant Business. For this purpose, the Executive will be concerned in a Relevant Business if:

15.4.1                  he carries it on as principal or agent; or

15.4.2                  he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the Relevant Business; or

15.4.3                  he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the Relevant Business; or

15.4.4                  he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the Relevant Business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Executive and any person connected with him (within the meaning of Section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than 3% of the issued securities of that class and which, in all circumstances, carry less than 3% of the voting rights (if any) attaching to the issued securities of that class.

15.5                           The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any other person for a period of 12 months after the Termination Date:

15.5.1                  in competition with the Group:

15.5.1.1                                canvass or solicit business or custom for Services from any person who was at any time during the Relevant Period a Client;

15.5.1.2                                accept or facilitate the acceptance of orders or instructions for Services from or have any business dealings with any Client in connection with the provision of Services to any Client;

15.5.2                  other than with the prior written consent of the Company, induce or entice or attempt to induce or entice away from the Group any Key Employee (whether or not this would be a breach of contract by the Key Employee);

15.5.3                  other than with the prior written consent of the Company, employ, engage or retain the services of any Key Employee;

15.5.4                  interfere or seek to interfere with the continuance of supplies to the Group (or the terms relating to such supplies) from any suppliers who have been supplying goods, materials or services to the Group at any time during the Relevant Period;

15.5.5                  for the purposes of any Relevant Business induce or attempt to induce any person who is a licensee of the Group and who was a licensee of the Group at any time during the Relevant Period to cease to be a licensee of the Group; or

15.5.6                  acquire or attempt to acquire an interest in any business with which the Group has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business or any part of such business by the Group at any time during the two-year period immediately preceding the Termination Date.

15.6                           The Executive covenants with the Company that he will not at any time use nor (in so far as he can reasonably do so) allow to be used (except by the Company and/or any Group

Company) any trade name or domain name used by the Group at the Termination Date or any other name calculated or likely to be confused with such a trade name or domain name.

15.7                           The period of any restraint on the Executive’s activities after the termination of the Appointment imposed pursuant to Clauses 15.4 to 15.6 shall be reduced by any period of Garden Leave served by the Executive.

15.8                           In this Clause 15:

“Client” means a customer or client of the Group with whom the Executive had material dealings or of whose dealings with the Group the Executive had material knowledge in the course of his employment at any time during the Relevant Period.

“Key Employee” means any director of the Group or any employee of the Group who is employed on the Termination Date or who was so employed at any time during the three months immediately preceding the Termination Date, in an executive, managerial, or senior sales or technical capacity and with whom the Executive had material dealings during the course of his employment at any time during the Relevant Period.

“Relevant Business” means any business which is in competition with, or is planning to enter into competition with, any business carried on by the Group and which was carried on by the Group on the Termination Date and

(i)             in which the Executive was materially involved; or

(ii)                                     of which the Executive had material knowledge

in the course of his employment at any time during the Relevant Period.

“Relevant Period” means the period of 12 months ending on the Termination Date.

“Services” means services the same as or of a type similar to those being provided or dealt in by the Group on the Termination Date, and with the provision of which services the Executive and/or any person reporting to him was involved to a material extent in the course of his employment during the Relevant Period.

16                                    INTELLECTUAL PROPERTY

16.1                           The parties foresee that the Executive may make, discover or create Intellectual Property in the course of his duties under this Agreement and agree that in this respect the Executive has a special obligation to further the interests of the Company.

16.2                           Subject to the provisions of the Patents Act 1977 and the Copyright, Designs and Patents Act 1988 if at any time during the Appointment the Executive makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business for the time being carried on by the Company and/or any Group Company full details of the Intellectual Property shall immediately be communicated in writing by him to the Company and shall be the absolute property of the Company. At the request and expense of the Company the Executive shall give and supply all such information data, drawings and assistance as may be requisite to enable the Group to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

16.3                           The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this

Clause shall be conclusive evidence that such is the case.

16.4                           If in any case, Intellectual Property is not the property of the Company the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within 3 months after disclosure pursuant to Clause 16.2 on fair and reasonable terms to be agreed or settled by a single arbitrator appointed by agreement between the parties or failing agreement by the Director General for the time being of the Chartered Institute of Arbitrators.

16.5                           Rights and obligations under this Clause shall continue in force after termination of the Appointment in respect of Intellectual Property made during the Executive’s employment under this Agreement and shall be binding upon his representatives.

17                                    INDEMNITY

The Company shall indemnify the Executive against any losses or expenses which the Executive sustains or incurs in or about the discharge of the office of director of the Company or as director of any other Group Company where such office is held or duties are performed at the request of or in accordance with the directions of the Board excepting always any liability avoided by section 310 of the Companies Act 1985 provided that this indemnity shall not in any event extend to fraud or deliberate misconduct by the Executive.

18                                    GENERAL

18.1                           As from the Commencement Date all other agreements or arrangements between the Executive and the Company or any other Group Company relating to the employment of the Executive will cease to have effect. Accordingly, any remuneration or other benefit paid or provided to or for the Executive under any other agreements or arrangements in respect of any periods since that date are deemed to have been received by the Executive on account of the relevant amounts payable or benefits to be provided to him under this Agreement.

18.2                           The Executive warrants to the Company that by entering into this Agreement and performing his duties under it he will not be in breach of any contract or other obligation binding on him.

18.3                           If during the Appointment the Executive is granted participation in a Share Scheme, any extinction or curtailment of any rights or benefits under the Share Scheme by reason of any transfer, suspension or termination of his Appointment, howsoever arising, shall not form part of any claim for damages for breach of this Agreement or compensation for unfair dismissal and the effect of any such transfer, suspension or termination on the Executive’s rights or benefits under the Share Scheme shall be determined in accordance with the rules, terms and condition of the Share Scheme and not in accordance with the provisions (other than this Clause) of this Agreement.

18.4                           Where the Executive alleges that the Company has committed a breach of this Agreement which is clearly capable of remedy, the Executive shall not accept such a breach unless and until he has given to the Company at least 28 days’ written notice of the breach requiring it to remedy the same and it has failed to do so.

18.5                           The Company shall be entitled at any time to deduct from the Executive’s remuneration hereunder any sum due from him to the Company including but not limited to any outstanding loans, advances, overpayment of salary or bonus and in respect of holiday pay made in excess of the Appointee’s entitlement.

19                                    EXECUTIVE’S INFORMATION

19.1                           The Executive consents to the Group retaining and/or processing both electronically and manually the data (including Sensitive Data) it collects which relates to him in connection with the Appointment, for the purposes of the administration and management of the Group’s employees and business and for compliance with applicable procedures, laws and regulations or for the purpose of any potential sale or transfer of any shares or business of the Company including in the event of a proposed sale or transfer disclosure of such data to any proposed purchaser or its advisers in confidence  and to the transfer, storage and processing by the Company and any Group Company of such data outside the European Economic Area. This data shall be retained and processed in accordance with the Data Protection Act 1998.

19.2                           The Executive agrees that the Company may monitor his use of the Group’s office equipment, including computers, telephones and telecommunication systems.

20                                    NOTICES

20.1                           Any notice to be given in accordance with this Agreement shall be duly served if, in the case of the Company, it is handed to a director of the Company (other then the Executive) or delivered by hand or sent by first class or equivalent post, airmail or facsimile to the Company at its registered office for the time being and if, in the case of the Executive, it is handed to him or sent by first class or equivalent post, airmail or facsimile to his usual or last known place of residence.

20.2                           Any notice to be given in accordance with this Agreement will be deemed to have been served:

20.2.1      if handed to a director or the Executive, at the time of delivery;

20.2.2      if posted, at 10:00 am on the second Working Day after it was posted; or

20.2.3                  if sent by facsimile, at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. on any Working Day, and in any other case at 10.00 a.m. on the Working Day following the date of despatch.

20.3                           In proving service it will be sufficient to prove that delivery was made or that the envelope containing the formal communication was properly addressed and posted as a pre-paid first class or airmail letter or that the facsimile message was properly addressed and despatched as the case may be.

21                                    GOVERNING LAW, JURISDICTION AND ARBITRATION

21.1                           The construction, interpretation and performance of this Agreement are governed by English law.

21.2                           The parties hereby submit to the non-exclusive jurisdiction of the English Courts.

21.3                           In the event of any difference or dispute arising between the parties out of or in connection with this Agreement, the parties shall negotiate in good faith to resolve such difference or dispute by agreement but if no such agreement has been reached within 14 days after the difference or dispute was first notified by one party to the other in writing (“the Final Date”), the said difference or dispute shall be referred to a single arbitrator to be agreed upon by the parties or in default of agreement within 14 days after the Final Date to be nominated by the Director General for the time being of the Chartered Institution of Arbitrators in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment of it for the time being in force.

21.4                           Clause 21.3 above shall be without prejudice to the right of the Company and/or any Group Company to apply to the High Court of Justice in England or to any other appropriate Court or Tribunal for an injunction or other appropriate interim or final relief if it reasonably considers that it will suffer irreparable harm before any interim or conservatory measure could be taken or that no adequate remedy would be available in an arbitration under Clause 21.3 above and the parties irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in England for this purpose.

22                                    THIRD PARTY RIGHTS

A person who is not a party to this Agreement (other than any Group Company) may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. The parties reserve the right to rescind or vary the contract made by this Agreement without the consent of any of the Group Companies other than the Company.

21            COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which and together will constitute one and the same agreement.

AS WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date which appears first on page 1.

SIGNED by	)
for and on behalf of the above-named	)
TRANSACTION NETWORK SERVICES	)
(UK) LIMITED in the presence of:	)
		Director	/s/ John J. McDonnell, Jr.

		Director	/s/ John J. McDonnell III

SIGNED by the above-named	)
RAYMOND LOW	)
in the presence of:	)	/s/ Raymond Low

Signed:	/s/ Samantha Campbell

Witness Name	Samantha Campbell

Witness Address	22 Burncross Groll
Burncross, Sheffield
S35 1RB

Occupation:	HR Manager